May 6, 2025

Shmuel Rubin
Chief Executive Officer
LIGHTPATH TECHNOLOGIES, INC.
2603 Challenger Tech Court, Suite 100
Orlando, Florida 32826

       Re: LIGHTPATH TECHNOLOGIES, INC.
           Registration Statement on Form S-3
           Filed May 2, 2025
           File No. 333-286947
Dear Shmuel Rubin:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jenny O'Shanick at 202-551-8005 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of
Manufacturing
cc:   Suzanne Hanselman